EXHIBIT 99.1
[AMERICAN HOME - LOGO]
FOR IMMEDIATE RELEASE
---------------------


            American Home Mortgage Reports Third Quarter 2004 Results

               Announces fully diluted earnings per share of $1.02

       Board of Directors increases dividend policy to $0.66 per share per quarter or $2.64 per share annualized

           Increases 2004 earnings guidance to $3.55 per diluted share

        Issues 2005 earnings guidance of $3.80 to $3.90 per diluted share

        Common shareholder book value increases $0.63 per share to $18.42


Melville, NY (October 28, 2004) - American Home Mortgage Investment Corp. (NYSE:
AHM) announced today results for the third quarter and nine months ended September 30, 2004.

FINANCIAL HIGHLIGHTS
--------------------

Comparison of the Three Months Ended September 30, 2004 and 2003

   o Revenue for the third quarter of 2004 was $111.3 million compared to $121.9 million for the third quarter of 2003, a decrease of 8.7%.
   o Net earnings for the third quarter were $42.9 million, compared to $18.7 million for the third quarter of 2003, an increase of 129.7%.
   o Earnings per diluted share for the third quarter were $1.02 per share, compared to $1.06 per share for the third quarter of 2003, a decrease of 3.8%.
   o Dividends per common share for the third quarter were $0.61 compared to $0.13 for the third quarter of 2003.
   o Book value per common share was $18.42 as of September 30, 2004 compared to $13.09 as of September 30, 2003.

Comparison of the Three Months Ended September 30, 2004 and June 30, 2004

   o Revenue for the third quarter of 2004 was $111.3 million compared to $89.2 million for the second quarter of 2004, an increase of 24.7%.
   o Net earnings for the third quarter were $42.9 million, compared to $33.5 million for the second quarter of 2004, an increase of 28.3%.
   o Earnings per diluted share for the third quarter were $1.02 per share, compared to $0.83 per share for the second quarter of 2004, an increase of 22.9%.
   o Dividends per common share were $0.61 for the third quarter and second quarter of 2004.
   o Book value per common share was $18.42 as of September 30, 2004 compared to $17.79 as of June 30, 2004.

Comparison of the Nine Months Ended September 30, 2004 and 2003

   o Revenue for the first nine months of 2004 was $284.6 million compared to $345.9 million for the first nine months of last year, a decrease of 17.7%.
   o Net earnings for the first nine months of 2004 were $97.6 million, compared to $61.9 million for the first nine months of 2003, an increase of 57.8%.
   o Earnings per diluted share for the first nine months of 2004 were $2.58 per share, compared to $3.57 per share for the first nine months of 2003, a decrease of 27.7%.
   o Dividends per common share for the first nine months of 2004 were $1.77 compared to $0.36 for the first nine months of 2003.

Michael Strauss, Chairman and Chief Executive Officer commented, "In many respects, the third quarter was a breakout period for our Company. During the quarter, net interest income grew to $32.9 million compared with $20.1 million during the second quarter of 2004. In addition, the book value of our mortgage-backed securities ("MBS") portfolio, excluding capital raises, increased $59.5 million causing book value per common share to reach a record $18.42. Loan production was $5.3 billion, down 25.4% compared to the $7.1 billion production level achieved during the third quarter of 2003, but favorable given Fannie Mae's estimate that national loan production declined 51% over the same comparison period. During the third quarter, lending to homebuyers accounted for 64% of production, while refinancing dropped to 36% of production, its lowest level since 2000. During the quarter we substantially increased the size of our experienced sales force, adding 372 additional loan officers to our ranks. These additions are expected to increase loan production during the fourth quarter."

Mr. Strauss continued, "We are very pleased with the progress our company has made since its conversion to a REIT last December. Our portfolio yield, driven by selectively holding self-originated securities, has increased substantially. In addition, our production franchise has expanded so that during the third quarter, even as refinancing became a smaller portion of the market, our loan production activity was a strong contributor to profits. We are especially pleased that the combined prospects for our portfolio and origination businesses have caused our Board of Directors to increase our dividend policy, while enabling us to raise earnings guidance for 2004 and to provide positive earnings guidance for 2005."

Third Quarter Results
---------------------

During the third quarter, the Company's mortgage-backed securities portfolio averaged $7.2 billion, earned a net interest margin of 1.40%, and earned net interest income of $24.7 million. This compares favorably to the second quarter when the MBS portfolio averaged $4.8 billion, earned a net interest margin of 0.90% and earned net interest income of $10.7 million.

At September 30, the composition of the MBS portfolio by type of loan was 69.5% 5/1 ARMs, 16.6% short reset ARMs, and 13.9% 3/1 ARMs. The composition of the MBS portfolio by credit quality based on Standard & Poor's ratings was 96.5% Agency and AAA, 1.3% AA and A, and 2.2% BBB or lower or unrated. On September 30, the MBS portfolio's duration, net of liabilities and hedges, was estimated to be -0.002 years, its projected average life was 2.4 years, and its average cost was 100.7% of par. During the quarter, the Company earned additional net interest income on its loan inventory held pending sale or securitization of $12.6 million on an average inventory balance of $2.1 billion. During the second quarter 2004, the Company earned $13.6 million of net interest income on its loan inventory which had an average balance of $2.0 billion.

During the quarter, the Company securitized $2.7 billion of newly originated loans through collateralized debt and agency pass-through transactions. The collateralized debt obligations (CDOs) were structured to enhance the yield of securities retained. Of the securities created, $1.4 billion were retained in the MBS portfolio while $1.3 billion were sold for a cash gain of $29.4 million. The $1.4 billion of retained securities had a projected yield of 4.02%, an estimated duration of 1.73 years, an expected average life of 1.97 years, and were valued at an average price of 102.4% of par, and created an unrealized gain of $26.4 million. Changes to prepayment speeds and other factors may prevent the projected yield, estimated duration or expected average life from being realized. During the quarter, $1.7 billion of other securities were sold, largely to make room for the higher-yielding, retained securities. The sold securities resulted in a loss, net of discontinued hedges of the associated liabilities of $4.6 million which reduced current period income by $0.11 per share. The Company expects that it will continue to create higher yielding securities from its originations using the CDO market, and that it will hold these securities in substitution for lower yielding, primarily market-purchased securities.

During the third quarter, loan production was $5.3 billion. Of the $5.3 billion, 64% of loans were to homebuyers while 36% were for refinancing. This compares favorably to the second quarter of 2004 when 52% of production was for refinancing, and very favorably to the third quarter of 2003 when 70% of production was for refinancing. During the quarter, the Company estimates its national market share reached 0.88% based on Fannie Mae's forecast of national market size. This represents the Company's highest market share to date. During the quarter, the Company experienced a material product shift toward ARM loans as well as a shift toward Alternative A loans. During the quarter, 56% of originations were ARMs and 16% of originations were Alternative A loans compared to 49% ARMs and 10% Alternative A loans during this year's second quarter. The Company favors originations of ARM loans, which are the loans it securitizes. The Company sells virtually all of its fixed rate loan production, and consequently typically does not securitize its fixed rate originations. During the quarter, the Company sold $2.9 billion of non-securitized loans to third parties for a gain of $28.4 million.

During the quarter, the Company's production franchise grew as a substantial number of additional mortgage salespersons were hired and mortgage origination offices were opened. Hiring and office openings resulted both from organic growth initiatives and the Company's purchase of loan production offices from Washington Mutual at the end of the second quarter of 2004. As of September 30, the Company employed approximately 1,738 mortgage salespersons including call center representatives, but excluding sales assistants, compared to approximately 1,366 on June 30.

Loans serviced on September 30, 2004, including warehouse loans, reached 87,704 loans with a principal balance of $13.6 billion compared to 78,868 loans with a principal balance of $11.6 billion on June 30. During the quarter, servicing revenues were $9.8 million, direct servicing expenses were $2.5 million and amortization and impairment was $12.6 million. During the quarter, servicing experienced a loss of $2.9 million net of an associated tax benefit due to impairment and amortization. The carrying value, net of impairment reserves, of the servicing portfolio on September 30 was $160.4 million or 1.28% of the unpaid principal balance or 3.6 times the weighted average servicing fee, compared to $141.8 million or 1.39% of the unpaid principal balance or 3.9 times the weighted average servicing fee at June 30. The market value of the servicing portfolio was $163.0 million on September 30 and $145.1 million on June 30. On September 30, the impairment reserve was $14.0 million, the weighted average servicing fee was 0.354 percent, the weighted average life of the portfolio was
1.5 years, and the weighted average coupon was 5.41%.

The Company's total revenues for the quarter were $111.3 million. Of these revenues, $32.9 million was from net interest income, $55.3 million was from gains on sales to third parties of loans and securities backed by self-originated loans, and from net mortgage origination fees. $28.9 million of revenue was from unrealized gains on newly created mortgage securities that were retained, $9.8 million was from mortgage servicing fees and ancillary revenues, and $3.3 million was from other sources. Revenues were reduced by the $4.6 million loss from sales of MBS portfolio securities and discontinuation of hedges on the associated liabilities and by $12.6 million for servicing amortization and impairment. During the quarter, the Company's expenses were $78.3 million, and the Company's pre-tax profit was $32.9 million. During the quarter the Company's taxable REIT subsidiary experienced a loss that resulted in a tax benefit of $10.0 million. The loss was caused in part by reduced fixed rate lending as compared to ARM lending. It was also caused by servicing impairment and rapid amortization which together accounted for $3.8 million of the tax benefit. Tax benefits are not expected to continue in the fourth quarter. Net income for the quarter was $42.9 million, preferred dividends were $1.6 million and net income available to common stockholders was $41.3 million, resulting in earnings per fully diluted common share of $1.02. Book value attributable to common stockholders on September 30 was $740.1 million or $18.42 per common share.

During the quarter, the Company continued to build its leadership team. Important additions to senior management included Kathleen Heck, David Friedman and Tim Neer. Ms. Heck will become a member of the Eastern Division's executive office, and will work with Eastern Division President John Manglardi and Eastern Division Executive Vice President Tom Fiddler. Ms. Heck is a 15-year veteran of the mortgage industry and has held senior positions at Washington Mutual, PNC bank and Sears Mortgage Corporation. David Friedman will lead the Company's servicing operations and will assume the role of Executive Vice President, Mortgage Servicing. Mr. Friedman replaces Charlie Isenhour who recently retired. He brings 25 years of industry experience, and most recently ran the servicing operations of Provident Bank of Cincinnati, Ohio. Mr. Neer will fill a new role as Director of Enterprise Risk Management and Policies and Procedures for the Company. Mr. Neer was recently the Executive Director of Enterprise Program Management at Homebanc and previously worked at Huntington Mortgage and Fleet Mortgage.

Dividend Policy Increase and Dividend Tax Classification
--------------------------------------------------------

The Company's Board of Directors sets dividend policy based on the Company's projected GAAP earnings and cash-flow. Cash-flow is primarily generated from net interest income, from the sale to third parties of loans and new, self-originated securities, from applying leverage to retained self-originated securities and to increases in the value of mortgage servicing assets, from loan origination and loan servicing fees, and from other income. Cash-flow is used to pay operating expenses, fund increases in working capital, make capital expenditures, post securities and derivatives margins, and pay dividends.

The Company projects that its activities will generate sufficient cash-flow to raise the dividend, while leaving intact additional cash-flow for expected and contingent needs. Consequently, the Company's Board of Directors is changing the Company's dividend policy to increase the quarterly dividend on common shares to $0.66, or $2.64 annualized. It is expected that the first dividend of $0.66 per common share will be payable in January, 2005. The Company's dividend policy does not constitute an obligation to pay dividends, which only occurs when its Board of Directors declares a dividend. The dividend policy is subject to ongoing review by the Board of Directors based on the Company's business prospects and financial condition, and the Board may, when it deems doing so is advisable, lower or eliminate the dividend without prior notice.

The Company projects that a portion of the dividend it has paid out in 2004 will be classified as a capital distribution as opposed to ordinary income for tax purposes. This is a result of the Company's GAAP income and cash-flow exceeding its taxable income. Taxable income is less than GAAP income and cash-flow primarily because the sale of self-originated CDOs at prices above par, and the retention and subsequent leveraging of self-originated CDOs and mortgage servicing rights, create GAAP income and cash-flow, but do not create concurrent tax income. Rather, these items create tax income over the life of the CDOs and servicing assets. Based on results as of September 30, the Company estimates that a portion of our dividends will be classified as capital distributions. For many taxpayers, the portion of dividend received as a capital distribution will reduce their basis in the stock they hold in the Company as opposed to being ordinary, taxable income. Stockholders should consult their tax advisors on how the portion of dividend that will be classified as a capital distribution will affect them.

Earnings Outlook
----------------

The Company's earnings during the first nine months of 2004 were $2.58 per fully diluted common share. In addition, the Company's net interest margins are projected to reach or exceed third quarter levels, while loan production is projected to exceed third quarter amounts and tax benefits are projected to cease. Based on these factors, the Company is raising its full year 2004 earnings guidance to $3.55 per fully diluted common share.

The Company is also providing earnings guidance for the full year 2005 of $3.80 to $3.90 per fully diluted common share. The following projections are the midpoint of the assumptions used in the EPS guidance:


                        2005 Earnings Outlook Projections

                                                                                                 Midpoint Assumptions
                                                                                                  of Forecast Range
                                                                                                 ---------------------

             Volumes in Billions                                                                         (In Billions)
                                                                                                 ---------------------
             Average MBS Holdings                                                                         $7.7 billion
             Average loans held for sale                                                                   2.1 billion
             Average servicing unpaid principal balance                                                   18.1 billion
             Loan originations                                                                            19.5 billion


                                                                                                      (In millions)
                                                                                                 ---------------------
             Net interest income adjusted for market value losses due to erosion of MBS premiums and convexity associated with
               MBS held in trading classification                                                         $        140

             Gain on sale to third parties of loans and self-originated securities                                 318

             Other income                                                                                            6

             Servicing revenue, net of amortization and impairment                                                  21
                                                                                                 ---------------------

               Total revenue                                                                              $        485

             Non-interest expense                                                                                  316

             Income tax expense                                                                                      8
                                                                                                 ---------------------

                Net earnings                                                                              $        161

             Preferred dividends                                                                                     5
                                                                                                 ---------------------

             Earnings available to common shareholders                                                    $        156
                                                                                                 =====================

             Average shares outstanding                                                                           40.6

             Earnings per share                                                                           $       3.85

The Company could fail to achieve its earnings guidance, and may experience losses due to any of a broad range of reasons, including market forces reducing net interest income or asset values or both, credit delinquencies reducing income and / or net asset values, loan production or production margins being less than anticipated, expenses being higher than expected and other factors.

Other Third Quarter Highlights
------------------------------

The Company completed its renaming initiative, and now operates all of its retail offices under the American Home Mortgage brand.

The Company closed on a new warehouse and servicing credit facility of $600 million with a bank syndicate led by Bank of America. The warehouse facility replaces a maturing facility that was more expensive, and provided less favorable terms.

The Company has substantially completed its self-assessment and testing of internal controls pursuant to Sarbanes-Oxley. Its self-assessment and testing of controls are now being reviewed by its external auditor.

CONFERENCE CALL TODAY

American Home will hold an investor conference call to discuss earnings at 10:30 a.m., Eastern Time, today, October 28, 2004. Interested parties may listen to the call by visiting the American Home corporate website, www.americanhm.com, Investor Information section, to listen to the conference call webcast live. A replay of the call will be available after 1:00 p.m., Eastern Time, October 28, 2004, through midnight Eastern Time on November 12, 2004. The online broadcast will be available on the site through November 12, 2004. American Home's third quarter 2004 conference call can also be accessed online through Yahoo! Finance at http://finance.yahoo.com/q?s=ahm. Please contact John Lovallo at Ogilvy Public Relations Worldwide at 212-880-5216 or john.lovallo@ogilvypr.com with any questions.

ABOUT AMERICAN HOME MORTGAGE INVESTMENT CORP.

American Home Mortgage Investment Corp. (NYSE: AHM) is a mortgage real estate investment trust focused on earning net interest income from self-originated mortgage backed securities, and through its taxable subsidiaries, on originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices as well as through mortgage brokers and are serviced at the Company's Columbia, Maryland servicing center. For additional information, please visit the Company's Website at www.americanhm.com.


                                       ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to earnings guidance and forecasts, projections of financial results, and expected future financial position, dividends and dividend plans or business strategy, is a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause American Home Mortgage Investment Corp.'s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the potential fluctuations in American Home Mortgage Investment Corp.'s operating results; American Home Mortgage Investment Corp.'s potential need for additional capital; the direction of interest rates and their subsequent effect on American Home Mortgage Investment Corp.'s business and the business of its subsidiaries; federal and state regulation of mortgage banking; and those risks and uncertainties discussed in filings made by American Home Mortgage Investment Corp. with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home Mortgage Investment Corp. does not assume, and expressly disclaims any responsibility to issue updates to any forward-looking statements discussed in this press release.

AMERICAN HOME MORTGAGE INVESTMENT CORP. CONTACT:
John D. Lovallo, SVP
Ogilvy Public Relations Worldwide
212-880-5216
john.lovallo@ogilvypr.com


                  Financial Tables to Follow on Next Pages

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                              OPERATING STATISTICS

                                                                                     Three Months Ended
                                                                  --------------------------------------------------------
                                                                    September 30,        June 30,            March 31,
                                                                        2004               2004                2004
                                                                  -----------------  -----------------   -----------------
        Mortgage-Backed Securities Holdings Segment:*
        --------------------------------------------------------
        Average mortgage-backed securities held                     $7.2 billion       $4.8 billion        $2.0 billion
        Average portfolio yield                                         3.7%               3.4%                3.1%
        Average cost of funds and hedges                                2.5%               2.7%                2.1%
        Net interest margin                                             1.4%               0.9%                1.2%

        Mortgage-backed securities held - end of period             $7.3 billion       $7.3 billion        $4.0 billion
        Average cost of mortgage-backed securities                     100.7%             100.8%              101.6%
        Period end duration gap (in years)                            (0.002)             (0.04)               0.04

        * - Excludes loans held pending securitization

        Loan Origination Segment:
        --------------------------------------------------------
        Loan originations                                           $5.3 billion       $6.6 billion        $4.4 billion
           Refinance                                                    36%                52%                 57%
           ARM                                                          56%                49%                 35%
        Loans securitized and held                                  $1.4 billion       $1.5 billion        $0.9 billion
        Loans securitized and sold                                  $1.3 billion       $0.6 billion        $0.1 billion
        Loans sold to third parties                                 $2.9 billion       $4.5 billion        $3.4 billion
        Applications accepted                                       $8.7 billion       $8.8 billion        $9.1 billion
        Application pipeline                                        $6.5 billion       $6.5 billion        $7.3 billion

                                                                    September 30,        June 30,            March 31,
                                                                        2004               2004                2004
                                                                  -----------------  -----------------   -----------------
        Loan Servicing Segment:
        --------------------------------------------------------
        Loan servicing portfolio - total with warehouse            $13.6 billion      $11.6 billion       $10.3 billion
        Loan servicing portfolio - loans sold or securitized       $12.5 billion      $10.2 billion        $9.0 billion
        Weighted average note rate                                          5.41%              5.39%               5.58%
        Weighted average service fee                                       0.354%             0.358%              0.363%
        Average age (in months)                                                18                 20                  26

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                              OPERATING STATISTICS

                                                                Three Months Ended                Nine Months Ended
                                                                   September 30,                    September 30,
                                                          -------------------------------  -------------------------------
                                                              2004             2003             2004            2003
                                                          --------------   --------------  ---------------  --------------
Mortgage-Backed Securities Holdings Segment:*
--------------------------------------------------------

Average mortgage-backed securities held                   $7.2 billion               --     $4.7 billion               --
Average portfolio yield                                       3.7%                   --         3.5%                   --
Average cost of funds and hedges                              2.5%                   --         2.5%                   --
Net interest margin                                           1.4%                   --         1.2%                   --

Mortgage-backed securities held - end of period           $7.3 billion               --
Average cost of mortgage-backed securities                   100.7%                  --
Period end duration gap (in years)                           (0.002)                 --

* - Excludes loans held pending securitization

Loan Origination Segment:
--------------------------------------------------------
Loan originations                                         $5.3 billion     $7.1 billion    $16.3 billion    $17.5 billion
   Refinance                                                        36%              70%              48%              70%
   ARM                                                              56%              22%              47%              17%
Loans securitized and held                                $1.4 billion               --     $2.6 billion               --
Loans securitized and sold                                $1.3 billion               --     $3.1 billion               --
Loans sold to third parties                               $2.9 billion     $7.0 billion    $10.7 billion    $16.7 billion
Applications accepted                                     $8.7 billion     $7.0 billion    $26.6 billion    $24.5 billion
Application pipeline                                      $6.5 billion     $5.2 billion

                                                                  September 30,
                                                          -------------------------------
                                                              2004             2003
                                                          --------------   --------------
Loan Servicing Segment:
--------------------------------------------------------
Loan servicing portfolio - total with warehouse           $13.6 billion    $9.4 billion
Loan servicing portfolio - loans sold or securitized      $12.5 billion    $7.8 billion
Weighted average note rate                                        5.41%            5.94%
Weighted average service fee                                     0.354%           0.340%
Average age (in months)                                              18               28

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                    (In thousands, except per share amounts)

                                                                               Three Months Ended             Nine Months Ended
                                                                                  September 30,                 September 30,
                                                                             ------------------------      -------------------------
                                                                               2004           2003           2004           2003
                                                                             ---------      ---------      ---------      ---------
Net interest income:
    Interest income                                                          $  94,298      $  29,693      $ 198,347      $  76,117
    Interest expense                                                           (61,405)       (16,009)      (132,596)       (38,790)
                                                                             ---------      ---------      ---------      ---------
         Total net interest income                                              32,893         13,684         65,751         37,327
                                                                             ---------      ---------      ---------      ---------

Non-interest income:
    Gain on sales of mortgage loans                                             28,373        105,577         98,095        323,070
    Gain on sales of mortgage-backed securities and derivatives                 22,341             --         37,310             --
    Unrealized gain on mortgage-backed securities and derivatives               27,069             --         82,041             --

    Loan servicing fees                                                          9,822          8,306         28,870         29,255
    Amortization                                                                (7,755)       (14,903)       (22,865)       (44,958)
    Impairment reserve recovery (provision)                                     (4,807)         7,825        (10,139)        (4,360)
                                                                             ---------      ---------      ---------      ---------
         Net loan servicing fees (loss)                                         (2,740)         1,228         (4,134)       (20,063)
                                                                             ---------      ---------      ---------      ---------

    Other non-interest income                                                    3,349          1,423          5,553          5,592
                                                                             ---------      ---------      ---------      ---------
         Total non-interest income                                              78,392        108,228        218,865        308,599
                                                                             ---------      ---------      ---------      ---------

Non-interest expenses:
    Salaries, commissions and benefits, net                                     46,482         62,698        128,805        161,551
    Occupancy and equipment                                                      9,984          7,340         26,086         19,642
    Data processing and communications                                           3,745          3,682         10,296          9,509
    Office supplies and expenses                                                 3,012          3,557          9,345         10,427
    Marketing and promotion                                                      2,610          3,232          7,018          8,836
    Travel and entertainment                                                     3,620          3,122          9,084          8,000
    Professional fees                                                            2,524          2,319          6,781          5,832
    Other                                                                        6,363          5,153         15,883         17,241
                                                                             ---------      ---------      ---------      ---------
         Total non-interest expenses                                            78,340         91,103        213,298        241,038
                                                                             ---------      ---------      ---------      ---------

Net income before income tax (benefit) expense                                  32,945         30,809         71,318        104,888

Income tax (benefit) expense                                                    (9,998)        12,115        (26,330)        43,004
                                                                             ---------      ---------      ---------      ---------

Net income                                                                      42,943         18,694         97,648         61,884
                                                                             ---------      ---------      ---------      ---------

Dividends on preferred stock                                                     1,648             --          1,648             --

                                                                             ---------      ---------      ---------      ---------
Net income available to common shareholders                                  $  41,295      $  18,694      $  96,000      $  61,884
                                                                             =========      =========      =========      =========

    Per share data:
      Basic                                                                  $    1.03      $    1.08      $    2.61      $    3.64
      Diluted                                                                $    1.02      $    1.06      $    2.58      $    3.57

      Weighted average number of shares - basic                                 40,145         17,272         36,737         17,003
      Weighted average number of shares - diluted                               40,605         17,705         37,198         17,358

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                    (In thousands, except per share amounts)

                                                                                                    Three Months Ended
                                                                                       ---------------------------------------------
                                                                                       September 30,      June 30,         March 31,
                                                                                           2004             2004             2004
                                                                                       ------------       --------         --------

Net interest income:
    Interest income                                                                      $ 94,298         $ 69,999         $ 34,050
    Interest expense                                                                      (61,405)         (49,913)         (21,278)
                                                                                         --------         --------         --------
         Total net interest income                                                         32,893           20,086           12,772
                                                                                         --------         --------         --------

Non-interest income:
    Gain on sales of mortgage loans                                                        28,373           17,141           52,581
    Gain on sales of mortgage-backed securities and derivatives                            22,341            6,481            8,488
    Unrealized gain on mortgage-backed securities and derivatives                          27,069           36,063           18,909

    Loan servicing fees                                                                     9,822            8,730           10,318
    Amortization                                                                           (7,755)          (7,764)          (7,346)
    Impairment reserve recovery (provision)                                                (4,807)           7,252          (12,584)
                                                                                         --------         --------         --------
         Net loan servicing fees (loss)                                                    (2,740)           8,218           (9,612)
                                                                                         --------         --------         --------

    Other non-interest income                                                               3,349            1,226              978
                                                                                         --------         --------         --------
         Total non-interest income                                                         78,392           69,129           71,344
                                                                                         --------         --------         --------

Non-interest expenses:
    Salaries, commissions and benefits, net                                                46,482           42,696           39,627
    Occupancy and equipment                                                                 9,984            8,008            8,094
    Data processing and communications                                                      3,745            3,338            3,213
    Office supplies and expenses                                                            3,012            3,215            3,118
    Marketing and promotion                                                                 2,610            2,196            2,212
    Travel and entertainment                                                                3,620            2,887            2,577
    Professional fees                                                                       2,524            1,829            2,428
    Other                                                                                   6,363            4,082            5,438
                                                                                         --------         --------         --------
         Total non-interest expenses                                                       78,340           68,251           66,707
                                                                                         --------         --------         --------

Net income before income tax benefit                                                       32,945           20,964           17,409

Income tax benefit                                                                         (9,998)         (12,518)          (3,814)
                                                                                         --------         --------         --------

Net income                                                                                 42,943           33,482           21,223
                                                                                         --------         --------         --------

Dividends on preferred stock                                                                1,648               --               --

                                                                                         --------         --------         --------
Net income available to common shareholders                                              $ 41,295         $ 33,482         $ 21,223
                                                                                         ========         ========         ========

    Per share data:
      Basic                                                                              $   1.03         $   0.84         $   0.71
      Diluted                                                                            $   1.02         $   0.83         $   0.70

      Weighted average number of shares - basic                                            40,145           40,000           30,030
      Weighted average number of shares - diluted                                          40,605           40,445           30,508

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                                           September 30,          June 30,              December 31,
                                                                               2004                 2004                   2003
                                                                           -------------         ------------          ------------
Assets:
  Cash and due from banks                                                  $    118,441          $    433,918          $     53,148
  Money market investments                                                       68,039                    --                    --
                                                                           ------------          ------------          ------------
  Cash and cash equivalents                                                     186,480               433,918                53,148
                                                                           ------------          ------------          ------------

  Accounts receivable and servicing advances                                    101,105               100,489                84,311
  Mortgage-backed securities                                                  7,331,888             7,331,162             1,763,628
  Mortgage loans held for sale, net                                           1,131,661             1,423,132             1,216,353
  Derivative assets                                                              11,630                57,474                30,611
  Mortgage servicing rights, net                                                160,435               141,818               117,784
  Premises and equipment, net                                                    47,955                44,541                41,738
  Goodwill                                                                       89,196                88,799                83,445
  Other assets                                                                   16,645                13,788                13,672
                                                                           ------------          ------------          ------------

      Total assets                                                         $  9,076,995          $  9,635,121          $  3,404,690
                                                                           ============          ============          ============

Liabilities and Stockholders' Equity:
Liabilities:
  Warehouse lines of credit                                                $    547,584          $    672,456          $  1,121,760
  Drafts payable                                                                 45,526                86,300                25,625
  Commercial paper                                                              462,712             1,047,036                    --
  Reverse repurchase agreements                                               6,899,024             6,413,506             1,344,327
  Payable for securities purchased                                                   --               423,909               259,701
  Derivative liabilities                                                         18,237                10,098                12,694
  Accrued expenses and other liabilities                                        154,339               119,885                76,156
  Notes payable                                                                 128,448               107,237                99,655
  Income taxes payable                                                           30,133                41,128                66,802
                                                                           ------------          ------------          ------------

    Total liabilities                                                         8,286,003             8,921,555             3,006,720
                                                                           ------------          ------------          ------------

Stockholders' Equity:

  Preferred stock                                                                    22                    --                    --
  Common stock                                                                      402                   401                   252
  Additional paid-in capital - preferred                                         50,835                    --                    --
  Additional paid-in capital - common                                           629,807               629,203               281,432
  Retained earnings                                                             151,297               134,515               121,029
  Accumulated other comprehensive loss                                          (41,371)              (50,553)               (4,743)
                                                                           ------------          ------------          ------------

    Total stockholders' equity                                                  790,992               713,566               397,970
                                                                           ------------          ------------          ------------

      Total liabilities and stockholders' equity                           $  9,076,995          $  9,635,121          $  3,404,690
                                                                           ============          ============          ============

Number of shares outstanding - preferred                                      2,150,000                    --                    --
Number of shares outstanding - common                                        40,184,333            40,111,559            25,270,100

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited)
                                 (In thousands)

                                                                            Three Months Ended                    Nine Months Ended
                                                              ------------------------------------------------   -------------------
                                                              September 30,       June 30,          March 31,       September 30,
                                                                   2004             2004              2004               2004
                                                              -------------      -----------       -----------      -------------
Preferred stock
Balance at beginning of period                                 $        --       $        --       $        --       $        --
Issuance of preferred stock - offering                                  22                --                --                22
                                                               -----------       -----------       -----------       -----------
Balance at end of period                                       $        22       $        --       $        --       $        22
                                                               -----------       -----------       -----------       -----------

Common stock
Balance at beginning of period                                 $       401       $       399       $       252       $       252
Issuance of common stock - earnouts                                     --                 2                --                 2
Issuance of common stock - Omnibus Stock Plan                            1                --                 3                 4
Issuance of common stock - offering                                     --                --               144               144
                                                               -----------       -----------       -----------       -----------
Balance at end of period                                       $       402       $       401       $       399       $       402
                                                               -----------       -----------       -----------       -----------

Additional paid-in capital - preferred stock
Balance at beginning of period                                 $        --       $        --       $        --       $        --
Issuance of preferred stock - offering                              50,835                --                --            50,835
                                                               -----------       -----------       -----------       -----------
Balance at end of period                                       $    50,835       $        --       $        --       $    50,835
                                                               -----------       -----------       -----------       -----------

Additional paid-in capital - common stock
Balance at beginning of period                                 $   629,203       $   623,953       $   281,432       $   281,432
Issuance of common stock - earnouts                                    151             4,583               109             4,843
Issuance of common stock - Omnibus Stock Plan                          374               331               978             1,683
Issuance of common stock - offering                                     --                --           339,647           339,647
Tax benefit from stock options exercised                                --                --             1,599             1,599
Restricted shares amortization                                          79               336               188               603
                                                               -----------       -----------       -----------       -----------
Balance at end of period                                       $   629,807       $   629,203       $   623,953       $   629,807
                                                               -----------       -----------       -----------       -----------

Retained earnings
Balance at beginning of period                                 $   134,515       $   125,504       $   121,029       $   121,029
Net income                                                          42,943            33,482            21,223            97,648
Dividends declared                                                 (26,161)          (24,471)          (16,748)          (67,380)
                                                               -----------       -----------       -----------       -----------
Balance at end of period                                       $   151,297       $   134,515       $   125,504       $   151,297
                                                               -----------       -----------       -----------       -----------

Other comprehensive loss
Balance at beginning of period                                 $   (50,553)      $    (8,675)      $    (4,743)      $    (4,743)
Unrealized gain (loss) on mortgage-backed securities                52,945           (61,386)           10,221             1,780
(Loss) gain on cash flow hedges, net of amortization               (43,763)           19,508           (14,153)          (38,408)
                                                               -----------       -----------       -----------       -----------
Balance at end of period                                       $   (41,371)      $   (50,553)      $    (8,675)      $   (41,371)
                                                               -----------       -----------       -----------       -----------

Total stockholders' equity                                     $   790,992       $   713,566       $   741,181       $   790,992
                                                               ===========       ===========       ===========       ===========

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                 (In thousands)

                                                                                                                        Nine Months
                                                                                     Three Months Ended                    Ended
                                                                       ---------------------------------------------   -------------
                                                                        September 30,     June 30,      March 31,      September 30,
                                                                             2004           2004           2004             2004
                                                                       ---------------------------------------------   -------------
Cash flows from operating activities:
Net income                                                             $     42,943    $     33,482    $     21,223    $     97,648
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depreciation and amortization                                                 2,151           1,988           1,977           6,116
Amortization and impairment of mortgage servicing rights                     12,562             512          19,930          33,004
Amortization of mortgage-backed securities premiums, net                      9,477           7,330           2,952          19,759
Unrealized (loss) gain on securities held in trading                        (23,916)          2,423         (18,909)        (40,402)
Unrealized gain (loss) on free standing derivatives                          20,128         (41,451)             --         (21,323)
Capitalization of mortgage servicing rights                                 (31,179)        (28,811)        (15,665)        (75,655)
Capitalized interest rate lock commitments                                    6,349          28,687           2,210          37,246
(Increase) decrease in deferred origination costs                            (3,894)          8,610          (7,560)         (2,844)
Other                                                                        (9,681)          2,724          (2,089)         (9,046)
(Increase) decrease in operating assets:
       Accounts receivable and servicing advances                              (616)        (20,063)          3,885         (16,794)
       Other assets                                                          (2,857)         (1,575)          1,703          (2,729)
Increase (decrease) in operating liabilities:
       Accrued expenses and other liabilities                                32,761          41,252          (8,092)         65,921
       Income taxes payable                                                 (10,995)        (12,561)        (13,113)        (36,669)
       Forward delivery contracts                                            (9,004)          9,249          (5,809)         (5,564)
                                                                       ---------------------------------------------   -------------
       Net cash from operating activities excluding loans
         held for sale                                                       34,229          31,796         (17,357)         48,668
                                                                       ---------------------------------------------   -------------

Origination of mortgage loans held for sale                              (2,688,820)     (4,458,196)     (3,240,687)    (10,387,703)
Proceeds from sales of mortgage loans                                     2,809,156       4,643,542       3,292,010      10,744,708
                                                                       ---------------------------------------------   -------------

       Net cash provided by operating activities                            154,565         217,142          33,966         405,673
                                                                       ---------------------------------------------   -------------

Cash flows from investing activities:
Purchases of premises and equipment, net                                     (5,565)         (5,295)         (1,473)        (12,333)
Origination of mortgage loans held for securitization                    (2,603,371)     (2,161,446)     (1,172,487)     (5,937,304)
Proceeds from securitizations of mortgage loans                           2,779,409       1,892,031         978,128       5,649,568
Purchases and additions to mortgage-backed securities                    (3,317,250)     (4,637,358)     (3,064,485)    (11,019,093)
Proceeds from sales of mortgage-backed securities                         2,986,182         947,659         787,486       4,721,327
Principal repayments on mortgage-backed securities                          397,727         292,487          63,719         753,933
Other                                                                            --             109            (353)           (244)
                                                                       ---------------------------------------------   -------------
       Net cash provided by (used in) investing activities                  237,132      (3,671,813)     (2,409,465)     (5,844,146)
                                                                       ---------------------------------------------   -------------


Cash flows from financing activities:
(Decrease) increase in warehouse lines of credit                           (124,872)       (579,389)        130,085        (574,176)
Increase in reverse repurchase agreements                                   485,518       3,018,565       2,050,614       5,554,697
(Decrease) increase in payable for securities purchased                    (423,909)        289,262        (125,054)       (259,701)
(Decrease) increase in commercial paper                                    (584,324)      1,047,036              --         462,712
(Decrease) increase in drafts payable                                       (40,774)         21,990          38,685          19,901
Proceeds from issuance of preferred stock                                    52,057              --              --          52,057
Proceeds from issuance of capital stock                                         426             329         341,882         342,637
Dividends paid                                                              (24,468)         (7,575)        (23,072)        (55,115)
Increase in notes payable                                                    21,211             814           6,768          28,793
                                                                       ---------------------------------------------   -------------
       Net cash (used in) provided by financing activities                 (639,135)      3,791,032       2,419,908       5,571,805
                                                                       ---------------------------------------------   -------------

Net (decrease) increase in cash and cash equivalents                       (247,438)        336,361          44,409         133,332

Cash and cash equivalents, beginning of period                              433,918          97,557          53,148          53,148
                                                                       ---------------------------------------------   -------------

Cash and cash equivalents, end of period                               $    186,480    $    433,918    $     97,557    $    186,480
                                                                       =============================================   =============

Supplemental disclosure of cash flow information:
Interest paid                                                          $     28,887    $     23,344    $     13,254    $     65,485
Income taxes paid                                                               996              --           6,361           7,357

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                       FAIR VALUE OF FINANCIAL INSTRUMENTS
                                 (In thousands)

                                                                                           September 30, 2004
                                                                      --------------------------------------------------------------
                                                                                                                      Fair Value in
                                                                                                                        Excess of
                                                                        Carrying Value          Fair Value            Carrying Value
                                                                      ------------------      --------------         ---------------
Assets:
  Cash and cash equivalents                                             $  186,480              $  186,480              $       --
  Accounts receivable and servicing advances                               101,105                 101,105                      --
  Mortgage-backed securities                                             7,331,888               7,331,888                      --
  Mortgage loans held for sale, net                                      1,131,661               1,148,827                  17,166
  Mortgage servicing rights, net                                           160,435                 163,047                   2,612
  Derivative assets*                                                        11,630                  37,159                  25,529
                                                                                                                        ----------
                                                                                                                        $   45,307
                                                                                                                        ----------

                                                                                                                      Carrying Value
                                                                                                                       in Excess of
                                                                                                                        Fair Value
                                                                                                                     ---------------

Liabilities:
  Warehouse lines of credit                                             $  547,584              $  547,584              $       --
  Commercial paper                                                         462,712                 462,712                      --
  Notes payable                                                            128,448                 128,448                      --
  Drafts payable                                                            45,526                  45,526                      --
  Reverse repurchase agreements                                          6,899,024               6,892,190                   6,834
  Derivative liabilities                                                    18,237                  18,237                      --
                                                                                                                        ----------
                                                                                                                        $    6,834
                                                                                                                        ----------
                                                                                                                        $   52,141
                                                                                                                        ==========


   * Derivative assets consists of interest rate lock commitments ("IRLCs") to fund mortgage loans. The carrying value excludes the value of the mortgage servicing rights ("MSRs") attached to the IRLCs in accordance with SEC Staff Accounting Bulletin No. 10